Exhibit 99.1

Gary Wehrle	Pacific Crest Capital, Inc.
Chief Executive Officer	30343 Canwood Street
818-865-3300	Agoura Hills, CA 91301

NEWS

PACIFIC CREST CAPITAL, INC. ANNOUNCES ADDITIONAL 300,000 SHARES
COMMON STOCK REPURCHASE AUTHORIZATION, REPRESENTING
6.2% OF SHARES OUTSTANDING

Agoura Hills, California, April 9, 2003...Pacific Crest Capital, Inc. (NASDAQ NM-PCCI) today reported that its Board of Directors authorized the repurchase of an additional 300,000 shares of its common stock.  The common stock may be repurchased from time to time in the open market and in negotiated transactions.  The 300,000 share authorization amounts to approximately 6.2% of the 4,830,000 common shares outstanding, as of March 31, 2003.

The Company also reported that prior to this new repurchase authorization, it had repurchased 55,508 shares of common stock in the first quarter ended March 31, 2003 under a previously approved repurchase plan.  Robert Dennen, Chief Financial Officer, stated, “Beginning in the third quarter of 1996 through March 31, 2003, the Company has repurchased 1,385,308 shares (adjusted for the November 2002 two-for-one stock split) of its common stock for $11,855,000.”

Gary Wehrle, Chief Executive Officer, commented, “The Board of Directors approved the new 300,000 share repurchase authorization because we believe the repurchase or our shares represent an attractive investment opportunity that will benefit the Company and its shareholders.”  The repurchased shares will become treasury shares and will be used for general corporate purposes.

Pacific Crest Capital, Inc. is a bank holding Company that conducts business through its wholly owned subsidiary, Pacific Crest Bank (“Bank”).  Since its establishment in 1974, Pacific Crest Bank has operated as a specialized business bank providing exceptional service to California’s small businesses, entrepreneurs, and investors.  Products offered include customized loans on income producing real estate, business loans under the U.S. Small Business Administration 7(a) and 504 loan programs, lines of credit and term loans to businesses and professionals, and specialized FDIC-insured savings and checking account programs. The Bank is an SBA “Preferred Lender” in the entire Southern California region from Santa Barbara to San Diego, in all of Northern California and in the state of Oregon.  Pacific Crest Bank is headquartered in Agoura Hills, California, operates three California full-service branches located in Beverly Hills, Encino, and San Diego and provides loan production services primarily throughout California and Oregon.

Previously released Company press releases, reports filed with the Securities and Exchange Commission, and other information is on the Company’s Web page on the Internet at http://www.paccrest.com.